EXHIBIT 10.4

Ministry of Justice and Law

Republic of Colombia

RESOLUTION 0 8 8 2 OF JULY 31st, 2019

Through which a license for the cultivation of non-psychoactive Cannabis plants is granted

THE DEPUTY DIRECTOR OF CONTROL AND SUPERVISION OF CHEMICAL SUBSTANCES

AND NARCOTICS

OF THE MINISTRY OF JUSTICE AND LAW

In the exercise of legal powers, especially those conferred by Law 1787 of  2016, Decrees 1427 and 613 of 2017, in accordance with the provisions of Resolutions 577, 578 and 579 of 2017 issued by the Ministries of Justice and Law, of Agriculture and Rural Development, and of Health and Social Protection, in application of the norms established in the Code of Administrative Procedure and Administrative Litigation and

CONSIDERING

That the Single Convention on Narcotic Drugs of 1961, as amended by the 1972 Protocol, approved by the Congress of the Republic in Law 13 of 1974, indicates that the parties will adopt all legislative and administrative measures that may be necessary to comply with the Convention in their respective territory and will exclusively limit the production, manufacture export, import, distribution, trade, use and possession of narcotic drugs for medical and scientific purposes.

That through Legislative Act 02 of 2009, article 49 of the Political Constitution was amended to prohibit the use of narcotic or psychotropic substances except for medical prescription, for preventive and rehabilitation purposes, and the law was empowered to establish the measures and administrative treatments of a pedagogical, prophylactic or therapeutic order for people who consume these substances.

That by constitutional mandate, the Congress of the Republic regulated Legislative Act 02 of 2009 through Law 1787 of 2016, which in its article 5 added ordinals 12 and 13 and a paragraph to article 20 of Decree 2897 of 2011, adding two new functions to the Sub-Directorate of Control and Supervision of Chemical Substances and Narcotic Drugs of the Ministry of Justice and Law.

That the ordinal 12 added to Article 20 of Decree 2897 of 2011 by Law 1787 of 2016 states that it is the function of the Sub-Directorate for Control and Supervision of Chemical and Narcotic Substances of the Ministry of Justice and Law to develop the administrative procedure and coordination with the competent entities for the issuance of the license that allows the import, export, planting, cultivation, production, acquisition in any way, storage, transportation, commercialization, distribution, use and possession of the seeds of the Cannabis plant for scientific and medicinal purposes, as well as for the cultivation of Cannabis plants.

That, in turn, ordinal 13 and the paragraph added to article 20 of Decree 2897 of 2011 by Law 1787 of 2016, assigned to the Sub-Directorate of Control and Supervision of Chemical and Narcotic Substances of the Ministry of Justice and Law the function of exercising the administrative component of monitoring of the granting or compliance with the licenses granted within the range of its powers; also, establish, in the administrative procedure, the modalities in which licenses can be granted, the requirements, technical and legal parameters that the holder must comply with during the term of the license, as well as the necessary requirements for requesting modifications to these.

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That Title 11 of Part 8 of Book 2 of Decree 780 of 2016, subrogated by Decree 613 of 2017, regulated the regulatory framework developed in Law 1787 of 2016 and indicated, in paragraph second of article 2.8.11.1 4, that the Ministry of Justice and Law, through the Sub-Directorate of Control and Supervision of Substances and Narcotics, is the competent authority to issue licenses for the use of seeds for planting and for cultivation of Cannabis plants, and exercise administrative and operational control of activities related to the management of seeds for planting, the cultivation of Cannabis and Cannabis.

That by means of filing EXT18-0042084 of September 21st, 2018, Mr. HOLGER AUDINE AMAYA CHACON, in his capacity as main legal representative of the company MEDICOLOMBIA'S CANNABIS SAS., Identified with TIN 901158575-0, hereinafter "the applicant", presented Application for the granting of a license for the cultivation of non-psychoactive Cannabis plants, for the modalities of (i) production of grain and seeds for sowing (ii) for the manufacture of derivatives and (iii) industrial purposes.

That in compliance with the provisions of articles 2.8.11.2.1.5. and 2.8.11.2.5.2. of Decree 780 of 2016 (article 1 of Decree 613 of 2017), referring to the general and specific requirements for obtaining licenses for the cultivation of non-psychoactive Cannabis plants; and Article 4 of Resolution 577 of 2017 issued by the Ministry of Justice and Law, in relation to the content of the application for licenses, the applicant submitted the necessary documentation to evaluate compliance with the general and specific requirements, to obtain the license for the cultivation of non-psychoactive Cannabis plants in the modalities required by this.

That the technical and legal analyzes of the License request, this Sub-directorate evidenced that it did not meet all the requirements, so it proceeded to request the applicant, through Official Letter MJD-OFI19-0004453-SCF-3310, who, being within the legal term, submitted the required.

That after analyzing the application for a care license for non-psychoactive Cannabis plants in its entirety, after fulfilling the requirement made, and carrying out the previous control visit, it was determined that the Applicant complies with the provisions of Decree 780 of 2016 (article 1 of Decree 613 of 2017) and with Resolutions 577 and 578 of 2017 issued by the Ministry of Justice and Law.

That the real estate “Villa Silvia”, identified with real estate registration 314-11848, located in the municipality of Los Santos (Santander), where the activities authorized by this license will take place, is owned by the ladies LURDY MARIE TRIGOS RUEDA, identified with citizenship card 37.317.152, and IDMA CHACON DE AMAYA, identified with citizenship card 27.758.013, who through the lease agreement, granted the right to use and enjoy the property, to the company MEDICOLOMBIA'S CANNABIS SAS ., identified with TIN 901158575-0.

That in accordance with current legal regulations, the activities authorized in the present license form will be carried out exclusively by work personnel related with the company MEDICOLOMBIA’S CANNABIS SAS., identified with TIN 901158575-0, under the conditions established here.

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That, in turn, in accordance with the provisions of article 2.8.11.2.1.3 of Decree 730 of 2016 (article 1 of Decree 613 of 2017), the license will be valid for (5) years and may be recertified for the same period as many times as requested by the licensee, as long as it complies with what is ordered in ordinal 2 of article 2.8.11.2.1.4., that is, the recertification is requested within the three (3) months prior to expiration of the current license and the general and specific requirements for the license are met.

That in accordance with the provisions of article 2.8.11.7.1. of Decree 780 of 2016 (article 1 of Decree 613 of 2017), this Sub-Directorate must charge a fee to recover the costs of the evaluation services to the applicants or holders of licenses for planting, cultivating and manufacturing Cannabis derivatives, as well as a follow-up in its administrative and operational components.

That according to article 2.8.11.7.2, of Decree 780 of 2016 (article 1 of Decree 613 of 2017), payment of the fee may be made by installments, without generating additional costs or reductions. However, failure to pay any of the fees corresponding to the monitoring and control service of the license granted, in the manner and within the term established by this administrative act, will generate the obligation to pay default interest, in accordance with the terms of article 3 of Law 1066 of 2006, without prejudice to the other legal consequences that may arise.

That once the file has been reviewed, the receipt of the consignment for the evaluation of the license application remains, amounting to 307.27 current legal minimum daily wages, which, by virtue of Resolution 578 of 2017, means that a sum to cover the entire license for a value of 112.98 current legal minimum daily wages is owed, which will be divided into 4 annual installments of 28,245 current legal minimum daily wages:

Annual fees to pay
Year 2	28,245
Year 3	28,245
Year 4	28,245
Year 5	28,245
Total = 112.98

That the payment of the aforementioned fees must be made within the first calendar month of four (4) years following the date of issuance of the license in the bank account established by the Ministry of Justice and Law. The respective proof of payment must be provided within the first 15 calendar days of the month of February of each year to the Ministry of Justice and Law.

For the foregoing, the Sub-Directorate for Control and Supervision of Chemical Substances and Narcotic Drugs:

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RULES:

First article. License. Grant license to grow non-psychoactive Cannabis plants to the company MEDICOLOMBIA'S CANNABIS SAS., Identified with TIN 901158575-0, legally represented by Mr. HOLGER AUDINE AMAYA CHACON, identified with citizenship card 88.135.481 issued in Ocaña (Norte de Santander) as main legal representative, and LUIS CARLOS URIBE URIBE, Identified with citizenship card 19.128.015 issued in Bogotá D.C, as substitute legal representative, in the following terms:

Modalities	real estate
	Location			Numbers of property registration
	Property	Township	Municipality
Production of grain and seeds for sowing	“Villa Silvia”	El Duende	Los Santos	314-11848
Manufacture of derivatives
Industrial purposes

Second article. Validity. This license will be valid for 5 years from its execution date.

Third article. Regulatory compliance. As a non-psychoactive Cannabis plant breeding license in the modalities indicated in the first article of this Resolution, the company MEDICOLOMBIA'S CANNABIS SAS., Identified with TIN 901158575-0, must comply with the conditions specified in this administrative act, in accordance with the provisions of Decree 780 of 2016 (Article 1 of Decree 613 of 2017), in Resolutions 577 and 578 of 2017, and in the applicable regulations or those that modify, add or repeal them.

Fourth article. Personally, notify the content of this Resolution to Mr. HOLGER AUDINE AMAYA CHACON, identified with citizenship card 88.135.481 issued in Ocaña (Norte de Santander), who for this purpose can be quoted in the registered email holgeraudi62@gmail.com making him delivery of a copy of it. If personal notification is not achieved, it will proceed according to that provided in Chapter V of Title III of Part One of Law 1437 of 2011.

Fifth article. Communicate, once firm, the content of this Resolution to the Mayor's Office of Los Santos (Santander), in accordance with article 2.8.11.2.1.8. of Decree 780 of 2016 (article 1 of Decree 613 of 2017).

Sixth Article. Resources. Against this resolution there is an appeal for reconsideration before the Sub-Directorate for the Control and Supervision of Chemical Substances and Narcotic Drugs, and an appeal before the Directorate of Drug Policy and Related Activities of the Ministry of Justice and Law, in the diligence of personal notification , or within ten (10) days following the notification; according to the provisions of articles 74 and following of the Code of Administrative Procedure and Administrative Litigation.

SO ORDERED

Issued in Bogotá, D.C. on JULY 31st, 2019

Signature

CAROLINA MEJÍA LIÉVANO

Sub-Director of Control and Chemical Substances

and Narcotics Inspection

Prepared: Jorge Julio

Revised: Laura Fuentes

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